As filed with the Securities and Exchange Commission on May 20, 2011
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SELECT MEDICAL HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-1764048
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road
Mechanicsburg, Pennsylvania	17055
(Address of principal executive offices)	(Zip Code)

Select Medical Holdings Corporation 2011 Equity Incentive Plan
Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors
(amended and restated as of August 12, 2009)
(Full title of the Plans)

Michael E. Tarvin, Esq.
Executive Vice President, General Counsel and Secretary
Select Medical Holdings Corporation
4714 Gettysburg Road
P.O. Box 2034
Mechanicsburg, Pennsylvania 17055
(Name and address of agent for service)

(717) 972-1100
(Telephone number, including area code, of agent for service)

With a copy to:
Stephen M. Leitzell, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104
(215) 994-4000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed
			Maximum	Proposed Maximum
	Amount to be		Offering Price	Aggregate Offering		Amount of
Title of securities to be registered	Registered (1)		Per Share	Price		Registration Fee
Common Stock of Select Medical Holdings Corporation, par value $0.001 per share (“Common Stock”)	7,480,000	(2)	$8.96 (4)	$67,020,800	(4)	$7,782	(4)
Common Stock	20,000	(2)	$9.00 (5)	$180,000	(5)	$21	(5)
Common Stock	300,000	(3)	$8.96 (4)	$2,688,000	(4)	$313	(4)
Total	7,800,000		N/A	$69,888,000		$8,116

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans (as defined below) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant.

(2)	These shares of Common Stock are being registered for issuance under the Select Medical Holdings Corporation 2011 Equity Incentive Plan (the “2011 Plan”).

(3)	These shares of Common Stock are being registered for issuance under the Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (amended and restated as of August 12, 2009) (the “Non-Employee Directors Plan,” and together with the 2011 Plan, the “Plans”).

(4)	The registration fee for shares reserved under the Plans but not covered by outstanding awards was calculated in accordance with Rules 457(c) and 457(h) of the Securities Act on the basis of $8.96 per share, the average high and low prices of Common Stock as reported on the New York Stock Exchange on May 16, 2011.

(5)	The registration fee for the shares of Common Stock to be issued pursuant to outstanding options already granted under the 2011 Plan was calculated in accordance with Rule 457(h) of the Securities Act, based upon the weighted average price per share at which the options may be exercised.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act, is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant incorporates by reference into this Registration Statement the following documents:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Commission on March 9, 2011;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 5, 2011;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 25, 2011, April 27, 2011, May 17, 2011 and May 18, 2011;
(d)	The description of the Registrant’s Common Stock in the Registrant’s Registration Statement on Form 8-A filed with the Commission on September 22, 2009; and
(d)	All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who is or was a director, officer, employee or agent of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) arising as a result of any transaction from which the director derived an improper personal benefit.
As permitted by the DGCL, our amended and restated bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by applicable law; (ii) we are permitted to indemnify our other employees to the extent permitted by applicable statutory law; (iii) we are required to advance expenses to our directors and officers in connection with any legal proceeding, subject to the provisions of applicable statutory law; and (iv) the rights conferred in our bylaws are not exclusive.
Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Registrant has purchased liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.
Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits filed herewith are incorporated by reference as part of this Registration Statement:

3.1
Form of Restated Certificate of Incorporation of Select Medical Holdings Corporation, incorporated by reference to Exhibit 3.3 of Amendment No. 9 to Select Medical Holdings Corporation’s Form S-1 filed September 22, 2009 (Reg. No. 333-152514).

3.2
Form of Amended and Restated Bylaws of Select Medical Holdings Corporation, incorporated by reference to Exhibit 3.4 of Amendment No. 9 to Select Medical Holdings Corporation’s Form S-1 filed September 22, 2009 (Reg. No. 333-152514).

4.1
Registration Rights Agreement, dated as of February 24, 2005, among Select Medical Holdings Corporation, Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the entities and individuals listed on Schedule I thereto and each of the other entities and individuals from time to time listed on Schedule II thereto, incorporated by reference to Exhibit 10.77 of Select Medical Holdings Corporation’s Form S-4 filed April 13, 2006 (Reg. No. 333-133284).

5.1	Opinion of Dechert LLP as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement and incorporated herein by reference).

99.1	Select Medical Holdings Corporation 2011 Equity Incentive Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 25, 2011).

99.2
Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (amended and restated as of August 12, 2009) (incorporated by reference to Exhibit 10.89 to Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on September 9, 2009).

99.3
Amendment No. 1 to Select Medical Holdings Corporation 2005 Equity Incentive Plan for Non-Employee Directors (amended and restated as of August 12, 2009) (incorporated by reference to Exhibit B to the Definitive Proxy Statement on Schedule 14A filed with the Commission on March 25, 2011).

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i. to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mechanicsburg, Commonwealth of Pennsylvania, on the 20th day of May, 2011.

SELECT MEDICAL HOLDINGS CORPORATION
By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY
KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Ortenzio and Michael E. Tarvin, each his attorney-in-fact and agent, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement, and to file with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert A. Ortenzio Robert A. Ortenzio	Chief Executive Officer and Director (principal executive officer)	May 20, 2011

/s/ Martin F. Jackson Martin F. Jackson	Executive Vice President and Chief Financial Officer (principal financial officer)	May 20, 2011

/s/ Scott A. Romberger Scott A. Romberger	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)	May 20, 2011

/s/ Rocco A. Ortenzio Rocco A. Ortenzio	Executive Chairman and Director	May 20, 2011

/s/ Russell L. Carson Russell L. Carson	Director	May 20, 2011

/s/ Bryan C. Cressey Bryan C. Cressey	Director	May 20, 2011

/s/ James E. Dalton, Jr. James E. Dalton, Jr.	Director	May 20, 2011

/s/ James S. Ely III James S. Ely III	Director	May 20, 2011

/s/ William H. Frist, M.D. William H. Frist, M.D.	Director	May 20, 2011

/s/ Thomas A. Scully Thomas A. Scully	Director	May 20, 2011

/s/ Leopold Swergold Leopold Swergold	Director	May 20, 2011